EXHIBIT 99

CytRx Announces Reshaping of Clinical and Regulatory Executive Team
- Dr. Shanta Chawla promoted to Senior Vice President of Drug Development -
LOS ANGELES – June 13, 2017 – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced that Shanta Chawla, M.D., who has served as the Company's Vice President of Clinical Development since 2014, is being promoted to Senior Vice President of Drug Development and will assume the leadership of CytRx's on-going clinical drug development and regulatory functions.  Additionally, CytRx is supported by Hurley Consulting Associates who has been and will continue to assist in the preparations for the aldoxorubicin New Drug Application (NDA) for soft tissue sarcomas.
"Dr. Shanta Chawla who is a Board certified physician has played a key role in the late-stage development and NDA submissions of several oncology drugs and has been involved in the day-to-day clinical development of aldoxorubicin for more than three years," said Steven A. Kriegsman, CytRx's Chairman and CEO.   "Together with the rest of our clinical and regulatory team and external regulatory counsel Dr. Margaret Hurley, a renowned drug development strategist, we remain well-equipped to execute on the regulatory strategy for aldoxorubicin."
Daniel Levitt, M.D., Ph.D., CytRx's Chief Operating and Medical Officer, is stepping down effective July 7, 2017, and the position will be eliminated.  Scott Wieland, Ph.D., the Company's SVP of Drug Development, will also be stepping down effective June 30, 2017.
Dr. Shanta Chawla is not related to our Board Member Dr. Anita Chawla or Dr. Sant Chawla, the principal investigator of CytRx's global Phase 3 clinical trial for soft tissue sarcoma.
About Soft Tissue Sarcoma
Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue.  It can arise anywhere in the body at any age.  STS remains a high unmet medical need because of the difficulty in treating the more than 50 types of this aggressive cancer.  According to the American Cancer Society, in 2016 more than 12,300 new cases were diagnosed in the U.S. and approximately 5,000 Americans died from this disease.  In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.
About Aldoxorubicin
Aldoxorubicin is a rationally-engineered cytotoxic which combines doxorubicin, a widely used chemotherapeutic agent, with a novel linker molecule that binds directly and specifically to circulating albumin, the most abundant protein in the bloodstream.  Protein-hungry tumors concentrate albumin, which facilitates the delivery of the linker molecule with the attached doxorubicin to tumor sites.  In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. Typically, doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Using this acid-sensitive linker technology, aldoxorubicin delivers greater doses of doxorubicin (3 ½ to 4 times). To date, there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 6,500 mg/m2 of doxorubicin equivalents. Aldoxorubicin is the first-ever single agent to show superiority over doxorubicin in a randomized clinical trial in first-line STS.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.
Forward-Looking Statements
This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the preparation and submission of an NDA for aldoxorubicin for the treatment of STS and FDA acceptance and review of any NDA, the risk that CytRx may be unsuccessful in obtaining FDA approval or, if approval is obtained, in commercializing aldoxorubicin in the United States or elsewhere, and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext 304
dhaen@cytrx.com

Media Contact:
Argot Partners
Eliza Schleifstein
(973) 361-1546
eliza@argotpartners.com

Investor Relations Contact:
Argot Partners
Michelle Carroll
(212) 600-1902
michelle@argotpartners.com

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